Exhibit 99.1

PhotoMedex Regains Compliance with Nasdaq’s Minimum Bid Price Requirement

MONTGOMERYVILLE, Pa.--(BUSINESS WIRE)--PhotoMedex, Inc. (Nasdaq: PHMD) announced that it received notification from The Nasdaq Stock Market (“Nasdaq”) on March 10, 2008 saying the Company regained compliance with the $1.00 minimum bid price requirement for continued listing on Nasdaq’s Global Market exchange under Marketplace Rule 4450(a)(5). In the letter, Nasdaq advised the Company that this matter is now closed.

The Company had until May 19, 2008 to regain compliance with the minimum bid price rule. The common stock closed at $1.00 or more per share since February 19, 2008.

About PhotoMedex

PhotoMedex provides contract medical procedures to hospitals, surgi-centers and doctors' offices, offering a wide range of products and services across multiple specialty areas, including dermatology, urology, gynecology, orthopedics and other surgical specialties. The Company is a leader in the development, manufacturing and marketing of medical laser products and services. PhotoMedex also develops and markets products based on its patented, clinically proven Copper Peptide technology for skin health, hair care and wound care. The Company sells directly to dermatologists, plastic and cosmetic surgeons, spas and salons and through licenses with strategic partners into the consumer market, including a long-term worldwide license agreement with Neutrogena®, a Johnson & Johnson company. ProCyte brands include Neova®, Ti-Silc®, VitalCopper®, Simple Solutions® and AquaSanté®.

SAFE HARBOR STATEMENT

Some paragraphs of this press release, particularly those describing PhotoMedex' strategies, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1993, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. While PhotoMedex is working to achieve those goals and strategies, actual results could differ materially from those projected in the forward-looking statements as a result of a number of factors, including difficulties in marketing its products and services, need for capital, competition from other companies and other factors, any of which could have an adverse effect on the business plans of PhotoMedex, its reputation in the industry or its expected financial return from operations. Factors such as these could have an adverse effect on PhotoMedex' results of operations. In light of significant uncertainties inherent in forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by PhotoMedex and its subsidiaries that they will achieve such forward-looking statements.

CONTACT:
Company Contact:
PhotoMedex, Inc.
Dennis McGrath, CFO, 215-619-3287
info@photomedex.com
or
Investor Contacts:
Lippert/Heilshorn & Associates, Inc.
Kim Sutton Golodetz, 212-838-3777
Kgolodetz@lhai.com
Bruce Voss, 310-691-7100
Bvoss@lhai.com